Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports First Quarter 2016 Financial Results

Company Reports Higher Net Sales, Higher Gross Profit and Higher Net Income

CORAL GABLES, FL. - May 3, 2016 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the first quarter ended April 1, 2016. The Company reported earnings per diluted share of $1.57 for the first quarter of 2016, compared with earnings per diluted share of $0.80 in the first quarter of 2015. Comparable earnings per diluted share were $1.57 in the first quarter of 2016, compared with comparable earnings per diluted share of $0.83 in the first quarter of 2015.
"Our first quarter performance was a great start to the year," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "We achieved higher revenue, and stronger earnings growth, while continuing to invest in our future. Our performance was led by increased sales in our other fresh produce and banana businesses, which further validates the diversity of our globally sourced product offerings. We also benefited from progress in advancing our distribution capabilities in North America and Asia as well as contributions from our focus on cost-savings and maximizing operating efficiencies. Our goal, as always, is to continue to strategically position our business to deliver growth and shareholder value over the long-term."
Net sales for the first quarter of 2016 were $1,018.1 million, compared with $1,008.4 million in the first quarter of 2015. The $9.7 million increase in net sales was driven by higher net sales in the Company's other fresh produce and banana business segments.
Gross profit for the first quarter of 2016 was $140.7 million, compared with $100.4 million in the first quarter of 2015. The $40.3 million increase in gross profit was attributable to higher gross profit in all of the Company's business segments, principally due to lower transportation and fruit costs.
Operating income for the first quarter of 2016 was $90.5 million, compared with operating income of $56.3 million in the first quarter of 2015. Comparable operating income was $90.5 million in the first quarter of 2016, compared with comparable operating income of $57.7 million in the first quarter of 2015.
Net income for the first quarter of 2016 was $81.7 million, compared with net income of $42.5 million in the first quarter of 2015. Comparable net income was $81.7 million in the first quarter of 2016, compared with comparable net income of $43.9 million in the first quarter of 2015.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions) - (Unaudited)

	Quarter ended

Income Statement:	April 1, 2016	March 27, 2015
Net sales	$1,018.1	$1,008.4
Cost of products sold	877.4	908.0
Gross profit	140.7	100.4

Selling, general and administrative expenses	47.1	43.9
Loss (gain) on disposal of property, plant and equipment	3.1	(1.2)
Asset impairment and other charges, net (1)	—	1.4
Operating income	90.5	56.3

Interest expense, net	0.8	1.2
Other (income) expense, net	(2.6)	5.9

Income before income taxes	92.3	49.2

Provision for income taxes	11.1	5.0
Net income	$81.2	$44.2

Less: Net loss (income) attributable to noncontrolling interests	0.5	(1.7)
Net income attributable to Fresh Del Monte Produce Inc.	$81.7	$42.5

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$1.58	$0.80

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$1.57	$0.80

Dividends declared per ordinary share	$0.125	$0.125

Weighted average number of ordinary shares:
Basic	51,628,572	53,007,473
Diluted	52,036,566	53,409,613

Selected Income Statement Data:
Depreciation and amortization	$19.1	$18.2

Non-GAAP Measures (per share):
Reported net income - Diluted	$1.57	$0.80
Asset impairment and other charges, net (1)	—	0.03
Comparable net income - Diluted (2)	$1.57	$0.83

(1)	Asset impairment and other charges, net for the first quarter 2015 relates principally to unfavorable weather conditions in Chile.

(2)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1, 2016				March 27, 2015
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$458.6	45%	$48.8	35%	$454.3	45%	$36.1	36%
Other Fresh Produce	480.9	47%	77.1	55%	464.6	46%	50.7	50%
Prepared Food	78.6	8%	14.8	10%	89.5	9%	13.6	14%
	$1,018.1	100%	$140.7	100%	$1,008.4	100%	$100.4	100%

	Quarter ended
Net Sales by Geographic Region:	April 1, 2016		March 27, 2015

North America	$587.5	58%	$575.6	57%
Europe	173.4	17%	178.9	18%
Middle East	124.0	12%	129.3	13%
Asia	115.3	11%	100.1	10%
Other	17.9	2%	24.5	2%
	$1,018.1	100%	$1,008.4	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	April 1, 2016	January 1, 2016

Assets
Current assets:
Cash and cash equivalents	$34.9	$24.9
Trade accounts receivable, net	359.2	346.1
Other accounts receivable, net	75.4	71.3
Inventories, net	490.7	481.9
Other current assets	35.7	61.6
Total current assets	995.9	985.8

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,231.2	1,215.4
Goodwill	263.7	263.7
Other noncurrent assets	146.7	129.2
Total assets	$2,639.5	$2,596.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$356.7	$359.1
Current portion of long-term debt and capital lease obligations	1.6	1.5
Other current liabilities	13.2	21.2
Total current liabilities	371.5	381.8

Long-term debt and capital lease obligations	278.6	252.7
Other noncurrent liabilities	227.2	210.7
Total liabilities	877.3	845.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,719.4	1,708.0
Noncontrolling interests	42.8	42.9
Total shareholders' equity	1,762.2	1,750.9
Total liabilities and shareholders' equity	$2,639.5	$2,596.1

Selected Balance Sheet Data:
Working capital	$624.4	$604.0
Total debt	$280.2	$254.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	April 1, 2016	March 27, 2015
Operating activities:
Net income	$81.2	$44.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	19.0	18.1
Amortization of debt issuance costs	0.1	0.1
Asset impairment, net	—	1.4
Loss (gain) on disposal of property, plant and equipment	3.1	(1.2)
Foreign currency translation adjustment	1.6	(4.1)
Other changes	3.3	3.0
Changes in operating assets and liabilities:
Receivables, net	(14.8)	(49.8)
Inventories, net	(9.6)	(16.9)
Other current assets	4.6	(0.1)
Accounts payable and accrued expenses	5.5	20.4
Other noncurrent assets and liabilities	(1.1)	(1.6)
Net cash provided by operating activities	92.9	13.5

Investing activities:
Capital expenditures	(34.1)	(25.2)
Proceeds from sales of property, plant and equipment	0.4	2.9
Net cash used in investing activities	(33.7)	(22.3)

Financing activities:
Net repayments on long-term debt	22.1	74.2
Proceeds from stock options exercised	0.5	17.4
Excess tax benefit from stock-based compensation	—	0.2
Dividends paid	(6.4)	(6.5)
Repurchase and retirement of ordinary shares	(66.4)	(84.8)
Net cash (used in) provided by financing activities	(50.2)	0.5

Effect of exchange rate changes on cash	1.0	2.8

Net increase (decrease) in cash and cash equivalents	10.0	(5.5)
Cash and cash equivalents, beginning	24.9	34.1
Cash and cash equivalents, ending	$34.9	$28.6

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Fresh Del Monte Produce Inc.

First Quarter 2016 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the first quarter of 2016 increased $4.3 million to $458.6 million, compared with $454.3 million in the first quarter of 2015, primarily driven by higher sales volume in the Company's Asia and Middle East regions. Worldwide pricing decreased $0.08, or 1%, to $14.81 per unit, compared with $14.89 per unit in the first quarter of 2015. Volume was 2% higher than the prior year period. Gross profit for the first quarter of 2016 increased $12.7 million to $48.8 million, compared with $36.1 million in the first quarter of 2015. Unit cost was 3% lower than the prior year period.
Other Fresh Produce
Net sales for the first quarter of 2016 increased $16.3 million to $480.9 million, compared with $464.6 million in the first quarter of 2015. The increase in net sales was primarily due to higher sales volume in the Company's fresh-cut, avocado and pineapple product lines. Gross profit for the first quarter of 2016 increased $26.4 million to $77.1 million, compared with gross profit of $50.7 million in the first quarter of 2015.

Gold pineapple - Net sales increased 3% to $125.1 million, compared with the prior year. Volume increased 4%. Pricing was 1% lower. Unit cost was 2% lower.
Fresh-cut - Net sales increased 23% to $116.5 million, compared with the prior year. Volume increased 23%. Pricing was in line with the prior year period. Unit cost was 3% lower.
Non-tropical - Net sales decreased 8% to $82.5 million, compared with the prior year. Volume decreased 13%. Pricing increased 5%. Unit cost was 4% lower.
Avocados - Net sales increased 10% to $44.3 million, compared with the prior year. Volume increased 47%. Pricing decreased 25%. Unit cost was 28% lower.
Prepared Food
Net sales for the first quarter of 2016 decreased $10.9 million to $78.6 million, compared with $89.5 million in the first quarter of 2015. The decrease in net sales was primarily the result of lower sales volume and lower selling prices in the Company's Jordanian poultry business and lower sales volume in the Company's canned pineapple product line. Gross profit for the quarter increased $1.2 million to $14.8 million, compared with $13.6 million in the first quarter of 2015.
Cash Flows
Net cash provided by operating activities for the first quarter of 2016 was $92.9 million, compared with $13.5 million in the same period of 2015.
Total Debt
Total debt increased from $254.2 million at the end of 2015 to $280.2 million at the end of the first quarter of 2016.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2016 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2016 along with other reports that the Company has on file with the Securities and Exchange Commission.

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